Exhibit 10.2


March 9, 2006

PERSONAL AND CONFIDENTIAL

Mr. Daniel E. O'Keefe
8613 East 95th Place
Tulsa, Oklahoma   74133

Dear Dan:

I am writing this letter to formally offer you the position of Vice President, Finance and Chief Financial Officer for ADDvantage Technologies, Inc.

As I think you know, we have conducted an extensive search and, after carefully considering your qualifications as compared to other candidates we have considered, and in relation to our requirements, are pleased to offer you the position.

Outlined below in the sections of this letter which follow are (1) the principal responsibilities of the job and (2) the compensation package we are offering.

Role and Responsibilities

As Vice President, Finance and Chief Financial Officer, you will report directly to me and be responsible for managing the following functions:

  * Financial planning and forecasting
  * Banking relations and debt management
  * Operational and capital budgeting
  * Accounting and financial reporting
  * Treasury
  * Risk management
  * Human resources
  * Information technology
  * General administration (office services, purchasing, facilities, etc.)

In your capacity as Chief Financial Officer, a primary focus, especially for the next year, will be SEC reporting and compliance with applicable Sarbanes-Oxley requirements.

Once you are on board, I will work with you in defining more specifically your key responsibilities and performance expectations for 2006.



Compensation Package
--------------------

The starting compensation package we are offering includes the following basic elements:

  1. Base Salary - A starting base salary of $10,833.33 per month ($130,000 annually), to be paid according to our normal payroll procedures and subject to normal withholdings.

  2. Incentive Compensation - As discussed with you previously, you will be a participant in the incentive compensation plan for senior management personnel. Initially, the only participants in this plan will be the Chairman, President/CEO, and you, as Vice President and Chief Financial Officer.

     As you know, under this plan you will be eligible to earn an incentive award, up to 70% of your annual salary, based on the company's success in achieving targeted profitability levels, expressed as earnings before interest and taxes (EBIT). A copy of this incentive compensation plan is attached to this letter for your review.

  3. Stock Options - As discussed, you will be eligible to participate in the incentive stock option plan through which you will be granted options on 10,000 shares of common stock in ADDvantage Technologies Group, Inc.
       You will vest in these options as they become exercisable in four installments of 2,500 shares annually over a four-year period.

     Once you are on board, we will provide you with an Incentive Stock Option Agreement which will outline the terms governing your stock option award.

  4. Automobile Allowance - You will be provided with an automobile allowance of $300 per month.

  5. Employee Benefits - You will be eligible to participate in the company's group insurance and employee benefits plans, according to the terms and conditions of each plan:

   * Group Medical and Dental Insurance - Eligible the first day of the month following 90 days of service. Under both our group health and group dental plans, you can select from HMO or PPO coverage options.

   * Life Insurance - Eligible the first day of the month following 90 days of service. The company will pay for $25,000 of life insurance coverage for you, $5,000 of coverage for your spouse, and $3,000 of coverage for each of your children.

   * Accidental Death and Disability (AD&D) - Eligible the first day of the month following 90 days of service. This insurance protection is paid by the company.

   * Long-Term Disability (LTD) - Eligible the first day of the month following 90 days of service. This insurance protection is paid for by the company.

   * Section 125 Flexible Spending Account - Eligible the first day of the month following 90 days of service. Under this program, you will be able to use pre-tax dollars to pay for childcare expenses and healthcare expenses not covered by group insurance.

   * 401-k Profit Sharing Plan - Eligible the first day of the quarter following one year of service. The company will match your contributions on a dollar-for-dollar basis up to 5% of your annual compensation.

   * Vacation - Ten days of paid vacation time, beginning with your first year of employment.

     We understand that you will need to take vacation time during the period of March 21 through March 24 due to a previous commitment with your family and our approving this paid time off.





Please note that the offer contained in this letter will be effective for seven days. This letter, in conjunction with the human resources policies of ADDvantage Technologies Group, Inc., contains the complete understanding regarding your employment and supersedes any and all other agreements, whether oral or written. No amendment, modification, waiver or addition to it will be valid and binding unless it is in writing and signed by both you and myself.

At your earliest convenience, please sign and return one copy of this letter to confirm that you accept our employment offer and that you are not bound by any agreements, contracts or commitments which would, in any way, limit your performance and contributions in the position we are offering. In addition, your signing this letter will indicate that you understand that our offer does not in any way represent an employment contract or any other commitment to your employment with the company for a specific term.



We look forward to your joining our management team at ADDvantage Technologies. We understand that you will begin your employment on Monday, February 27, 2006.



 Yours very truly,

/s/  Ken Chymiak
-------------------------
Ken Chymiak
President/CEO





Attachment (Incentive Plan)

CONFIRMED AND AGREED TO THIS 6th DAY OF March 2006.



/s/  Daniel E. O'Keefe
------------------------------------
Daniel E. O'Keefe